Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE, dated as of August 14, 2008, (“Third Supplemental Indenture”) between Nanogen, Inc., a corporation duly organized and existing under the laws of the State of Delaware, as Issuer (the “Company”), having its principal office at 10398 Pacific Center Court, San Diego, California 92121, and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (in such capacity, the “Trustee”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the First Supplemental Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered that certain Indenture, dated as of August 27, 2007 (the “Initial Indenture”) to provide for the issuance from time to time of securities as provided in the Initial Indenture.

The Company and Trustee executed and delivered that certain First Supplemental Indenture dated August 27, 2007 (the “First Supplemental Indenture”) in connection with the issuance of the Company’s 6.25% Senior Convertible Notes Due 2010 (each a “Security” and collectively, the “Securities”). The Securities are the first series of securities authorized under the Initial Indenture.

The Company and Trustee executed and delivered that certain Second Supplemental Indenture dated March 27, 2008 (together with the Initial Indenture as modified by the First Supplemental Indenture, the “Indenture”) in connection with the execution of that certain Amendment and Exchange Agreement dated March 13, 2008 between the Company and each holder of the Securities (each a “Holder”).

In accordance with Section 9.02 of the Indenture, the Company, the Trustee and each Holder wish to enter into this Third Supplemental Indenture to further modify the Indenture.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH, that, for and in consideration of the premises, the Company agrees with the Trustee as follows:

ARTICLE I

AMENDMENTS OF INDENTURE

Section 1.01 Amendment to Section 1.01. Subject to Section 2.04 hereof, the following definitions in Section 1.01 of the Indenture are hereby amended and restated in their entirety as follows:

1. “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market.

3. “Permitted Indebtedness” means (i) Existing Indebtedness; (ii) other Indebtedness approved in writing by the Required Holders; (iii) Permitted Subordinated Indebtedness; (iv) this Note and the Other Notes; (v) Indebtedness to finance the purchase price of personal property (“Capital Lease Product Indebtedness”), provided that such Indebtedness does not exceed the lesser of the cost or fair market value of such property financed with such Indebtedness and does not exceed $1,250,000 in the aggregate outstanding at any time; (vi) (w) Indebtedness incurred by any Subsidiary which is owed to any other Subsidiary, (x) Indebtedness permitted under Section 14(m) hereof, or (y) Indebtedness incurred by the Company which is owed to any Subsidiary not to exceed $100,000 in the aggregate outstanding at any time of Indebtedness unless such Indebtedness shall be unsecured and expressly subordinated in right of payment to the Notes; (vii) Indebtedness in respect of taxes and other governmental charges incurred in the ordinary course of business and which are not due or are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP; (viii) Indebtedness resulting from the endorsement of negotiable instruments in the ordinary course of business; (ix) Indebtedness in respect of hedging arrangements entered in the ordinary course of business designed to manage interest rates or interest rate risk or to protect against fluctuations in currency exchange rates, and not for purposes of speculations; (x) the Letters of Credit and other letters of credit, and reimbursement obligations in respect thereof, in support of trade debt or statutory obligations and lease or similar obligations incurred in the ordinary course of business; (xi) Indebtedness incurred in the ordinary course of business of the Company and its Subsidiaries, in respect of performance bonds, bid bonds, appeal bonds, completion bonds, surety bonds, completion guarantees, security deposits and similar obligations; (xii) Indebtedness in respect of tenant improvements, tenant inducements or other payments by landlords in respect of improvements or alterations to property leased by the Company or its Subsidiaries outstanding as of March 27, 2008; (xiii) Indebtedness of a Person that becomes a Subsidiary, which Indebtedness existed at the time such Person became a Subsidiary and was not incurred in contemplation of such Person becoming a Subsidiary; (xiv) extensions, refinancing and renewals of Indebtedness described in clause (i), (iii) and (iv) of the definition of Existing Indebtedness, provided that (A) any such refinancing is in an aggregate principal amount not greater than the aggregate principal amount of the Existing Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing has a later or equal final maturity and longer or equal weighted average life than the Existing Indebtedness being renewed or refinanced, and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Holders than those contained in the Existing Indebtedness being renewed or refinanced, (xv) the Additional Senior Secured Convertible Notes, (xvi) the Amended and Restated Notes, and (xvii) the Bridge Notes.

4. “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens in respect of security deposits provided in the ordinary course of business and consistent with past practices; (v) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(vii), (x) Liens securing Existing Indebtedness and reimbursement obligations in respect of Permitted Indebtedness described in subparagraphs (x) and (xi) of the Permitted Indebtedness definition; (xi) those certain Liens in debts, accounts, moneys and choses in action owing to or owned by Company or its Subsidiaries in respect of “Products” and “Licensed Products”, where Products and Licensed Products refer to are any diagnostic kits and components and materials therefore defined by one of more claims of the “Patents” or derived from “Inventions and Technology” referred to in that certain Memorandum of an Agreement made as of January 18, 1991 between Dr. George Jackowski and Spectral Diagnostic Inc. pursuant to which Dr. Jackowski assigned his right, title and interest in the Patents, Inventions and Technology to Spectral Diagnostics Inc. in return for, among other things, a royalty payment, and which Memorandum of Agreement was assigned by Spectral Diagnostics Inc. to the Company; (xii) any Liens granted in favor of or held for the benefit of the Company; and (xiii) Liens securing the Notes, the Additional Senior Secured Convertible Notes, the Amended and Restated Notes and the Bridge Notes.

5. “Principal Market” means The NASDAQ Capital Market.

Section 1.02 Additional Definitions. Subject to Section 2.04 hereof, the following definitions are added to Section 1.01 of the Indenture in their respective alphabetical order as follows:

“Additional Senior Secured Convertible Notes” means the 9.75% senior secured convertible notes issued by the Company pursuant to the Second Amended and Restated Amendment and Exchange Agreements to certain Holders in the aggregate principal amount of $2,707,537.50 and secured by certain assets of the Company.

“Amended and Restated Notes” means the amended and restated 9.75% senior secured convertible notes issued by the Company pursuant to the Second Amended and Restated Amendment and Exchange Agreements to certain Holders in the aggregate principal amount of $13,537,687.48 and secured by certain assets of the Company.

“Second Amended and Restated Amendment and Exchange Agreements” means those certain Amended and Restated Amendment and Exchange Agreements dated as of August 14, 2008, by and among the Company and each of the Holders.

“Bridge Notes” means the 20% senior secured convertible bridge notes issued pursuant to the Bridge Securities Purchase Agreements.

“Bridge Securities Purchase Agreements” means those certain securities purchase agreements between the Company and each of the initial purchasers party thereto dated as of August 14, 2008 pursuant to which the Bridge Notes were issued.

“Consent and Agreements” means those certain Consent and Agreements dated as of August 14, 2008 between the Company and each of the Holders.

“Elitech Merger Agreement” has the meaning set forth in the Amended and Restated Notes.

“Merger Condition” has the meaning set forth in the Amended and Restated Notes.

“Milestone Event Payments” has the meaning set forth in the Amended and Restated Notes.

Section 1.03 Amendment to Section 5.01. Subject to Section 2.04 hereof, Section 5.01 is hereby amended by adding the following clause (c) immediately following Section 5.01(b):

“(c) Deferral of Certain Payments. Notwithstanding anything in this Indenture to the contrary, each Holder agrees to defer payment of the Milestone Event Payments and the deferral of such payments shall not constitute an Event of Default, provided, however, that such deferral is expressly conditioned on and such deferral will only be effective so long as the Merger Conditions are satisfied (or waived by holders of Notes representing at least 66.67% of the aggregate principal amount of the Notes then outstanding) and, provided further, that if any amounts are deferred pursuant to this Section 5.01(c), then Interest shall accrue at the Default Interest Rate and Late Charges shall accrue on all amounts so deferred. All amounts deferred pursuant to this Section 5.01(c) shall be immediately due and payable upon the earlier of (i) any time that any of the Merger Conditions is not satisfied (unless otherwise waived by holders of Notes representing at least 66.67% of the aggregate principal amount of the Notes then outstanding), (ii) a Change of Control Redemption Date, (iii) an Event of Default Redemption Date and (iv) the Maturity Date.”

Section 1.04 Amendment to Section 10.13. Subject to Section 2.04 hereof, Section 10.13 is amended and restated in its entirety to read as follows:

“Section 10.13 Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than this Security, the Other Securities, the Amended and Restated Notes, the Additional Senior Secured Convertible Notes, and the Bridge Notes), whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness, if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing; provided that notwithstanding the foregoing, no principal (or any portion thereof) of any Subordinated Indebtedness may be paid (whether upon maturity, redemption, acceleration or otherwise) so long as this Note is outstanding.”

Section 1.05 Amendment to Section 12.01(d). Subject to Section 2.04 hereof, Section 12.01(d) is amended and restated in its entirety to read as follows:

“(d) Prior to the payment of Interest on an Interest Date, Interest on the Securities shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 13.01(b). From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twelve percent (12.0%) (the “Default Interest Rate”). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. “

ARTICLE II

MISCELLANEOUS PROVISIONS; GOVERNING LAW; ACCEPTANCE BY TRUSTEE

Section 2.01 Instruments to be Read Together. This Third Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Third Supplemental Indenture shall henceforth be read together.

Section 2.02 Confirmation. The Indenture as amended and supplemented by this Third Supplemental Indenture is in all respects confirmed and preserved.

Section 2.03 Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.04 Effectiveness. The provisions of this Third Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 9.02 of the Indenture.

Section 2.05 Governing Law. This Third Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

Section 2.06 Acceptance by Trustee. The Trustee accepts the amendments of the Indenture effected by this Third Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity of this Third Supplemental Indenture or the proper authorization or the due execution hereof by the Company.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

NANOGEN, INC.

By:	/s/ Nicholas Venuto
Name:	Nicholas Venuto
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
Name:	Teresa Petta
Title: